Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2018

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	7	1 – 2.625	2019-2023	6,500	5,717	5,677
Australian dollars	6	4.750 – 6.000	2020-2024	800	555	493
Swiss francs	2	1 – 3.375	2020-2023	400	291	355
Euros	23	0.125 – 2.875	2019-2035	10,504	10,504	10,504
Pounds sterling	9	0.625 – 1.25	2019-2022	1,725	2,083	1,928

Total	47					18,957

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2018.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2018

(IN MILLIONS OF EURO(1))

Currency	2018	2019	2020	2021	2022	2023 and after	Total
U.S. dollars	2,183	1,747	873	0	873	0	5,677
Australian dollars	0	308	0	0	0	185	493
Swiss francs	0	155	0	0	200	0	355
Euros	225	1013	1,863	1,263	1,013	5,125	10,504
Pounds sterling	783	0	503	643	0	0	1,928

Total	3,191	3,224	3,240	1,906	2,086	5,310	18,957

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2018.